Exhibit 99.2

To Our Shareholders:

We are pleased with our operating and financial performance in the first quarter of fiscal year 2023. Revenue was $655.3 million, up 22% over the first quarter of 2022. Net loss attributable to common stockholders was $268.3 million.

Bookings in Q1 2023 totaled $773.8 million, up 23% over bookings in Q1 2022. Net cash provided by operating activities was $173.8 million in the quarter. Year-over-year growth was over 20% across many of our key operating metrics.

We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue, because we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings.

Over the past five quarters, year-over year bookings growth rates were: -3%, -4%, +10%, +17%, and +23%. All regions around the globe, including the US and Canada, are growing. And while DAUs of all ages are also growing, older users continue to contribute the most, with those between the ages of 17-24 growing by 35% in Q1 2023 over Q1 2022.

We are entering an exciting phase of our business. As a result of our hiring over the past few years, we now have a robust, mature product development organization, divided into functional teams, all committed to innovation, and we continue to hire some of the best technical talent in the world. We believe that the product improvements delivered by these teams have contributed to our returning to year-over-year bookings growth of over 20%. With the momentum we see in bookings, we can now begin to slow our year-over-year increases in headcount and compensation expenses. As a result, we expect the bookings growth rate to exceed the growth rate in compensation starting in Q1 2024 and throughout 2024 and 2025, resulting in operating leverage.

In addition, we have now significantly built out our data center in Ashburn, Virginia and we believe utilization in our data centers will improve as user and engagement growth continues. As with compensation costs, we expect the growth rate in bookings will exceed the growth rate in infrastructure costs starting in the second half of 2023 and throughout 2024 and 2025, resulting in operating leverage. Further, we are optimistic that our Trust & Safety costs will demonstrate cost efficiency as well as we reduce human cost and increase the moderation work done via artificial intelligence.

1

Finally, we expect that a higher proportion of revenue and bookings will come from prepaid cards and credit cards. This has been the trend over the past few years and, as a result, in Q1 2023, our cost of goods sold as a percentage of revenue and bookings both declined by approximately 200 basis points over Q1 2022. We expect similar declines as we continue to focus on this throughout the rest of this year and in 2024 and 2025, contributing to operating leverage.

Below is a summary of some of the more relevant data points from Q1 2023:

- Revenue was $655.3 million and grew 22% year-over-year; Net loss attributable to common stockholders was $268.3 million
- Bookings were $773.8 million and grew 23% year-over-year; Net cash provided by operating activities was $173.8 million
- Daily Active Users (DAUs) were 66.1 million, up 22% year-over-year; and
- Engagement Hours totaled 14.5 billion, up 23% year-over-year.

The major differences between net loss and cash from operations came from three items: (1) working capital, which includes deferred revenue and the associated deferred cost of revenue; (2) stock based compensation; and (3) depreciation and amortization. As has been the case over the past few years, in Q1 2023, growth in DAUs and Engagement Hours were generally higher in international markets and among users aged 13 and older.

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ROBLOX

GAAP Results for Q1 2023 For more information, please refer to our Q1 2023 earnings release and supplemental materials accessible at ir.roblox.com. Revenue in Q1 2023 was a record $655.3 million, an increase of 22% over Q1 2022 when revenue was $537.1 million. Cost of revenue in Q1 2023 totaled $151.8 million, up 12% over Q1 2022 when cost of revenue was $135.6 million. Personnel costs in Q1 2023, excluding stock-based compensation expense, were $188.1 million, up 48% over Q1 2022 when personnel costs totaled $126.7 million, excluding stock-based compensation expense. The growth in personnel costs was driven primarily by a 35% increase in headcount from approximately 1,700 employees in Q1 2022 to approximately 2,300 employees in Q1 2023. For Q1 2023, personnel costs, excluding stock-based compensation expense, were 29% of revenue and 24% of bookings. Stock based compensation expense in Q1 2023 was $184.9 million, up from $112.3 million in Q1 2022. Total outstanding and potentially dilutive shares, consisting primarily of shares issued and outstanding of Class A and Class B common stock, stock options outstanding, and unvested RSUs outstanding, were 696.1 million at the end of Q1 2023, up from 667.6 million at the end of Q1 2022. Developer exchange fees were $182.4 million up from $147.1 million in Q1 2022, an increase of 24% driven primarily by the growth in bookings. For Q1 2023, developer exchange fees were 28% of revenue and 24% of bookings. Certain infrastructure and trust & safety spending in Q1 2023, which excludes personnel costs, stock-based compensation expense, and depreciation and amortization expense, was $129.9 million, up 33% from $98.0 million in Q1 2022. For Q1 2023, certain infrastructure and trust & safety spend was 20% of revenue and 17% of bookings. Depreciation and amortization expense in Q1 2023 was $47.4 million in Q1 2023, up from $24.5 million in Q1 2022 due primarily to investments in infrastructure and trust & safety. Net loss attributable to common stockholders in Q1 2023, which includes a portion of the net loss attributable to our Luobu subsidiary, was $268.3 million, compared to a net loss attributable to common stockholders of $160.2 million in Q1 2022. 3

Our net losses in Q1 2023 increased over Q1 2022 due to the higher levels of expense required to support the growth of the business - specifically developer exchange fees, personnel costs, infrastructure and trust & safety, and corporate overhead. Since our investment decisions are generally based on levels of bookings, we expect to continue to report net losses for the foreseeable future even as we anticipate generating net cash provided by operating activities. Liquidity As of March 31, 2023, the balances of our liquidity components were: ● Cash and cash equivalents: $828.1 million ● Short-term investments: $1,412.9 million ● Long-term investments: $851.0 million ● Minus: Carrying amount of the senior notes due 2030� �$989.3� million1 ● Cash and cash equivalents plus short-term and long-term investments totaled $3.092 billion in Q1 2023 and $3.133 billion in Q1 2022 Our liquidity position continues to be strong as we end the quarter with a net liquidity position (cash, cash equivalents and investments less debt) of $2.103 billion, nearly equivalent to our net liquidity position a year ago, despite our continued investment in the platform and infrastructure. Our Covenant Adjusted EBITDA, which is used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP, was $53.1 million in Q1 2023. See below for the calculation of our Covenant Adjusted EBITDA. 1 $989.3 million represents the net carrying amount of the senior notes due 2030 as of March 31, 2023. The principal amount of the 2030 Notes was $1.0 billion. 4

EARNINGS Q&A SESSION Roblox will host a live Q&A session to answer questions regarding their first quarter 2023 results on Wednesday, May 10, 2023 at 5�30 a.m. Pacific Time/8�30 a.m. Eastern Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information. 5

Forward-Looking Statements

This letter and the live webcast and Q&A session which will be held at 5:30 a.m. Pacific Time/8:30 a.m. Eastern Time on Wednesday, May 10, 2023 contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our vision to connect our users, our efforts to improve the Roblox Platform, our business, product, strategy and user growth, our investment strategy, including our opportunities for and expectations of improvements in financial and operating metrics, including operating leverage, our expectation of successfully executing such strategies and plans, disclosures and future growth rates, and our expectations of future net losses and net cash generation from operating activities, and statements by our Chief Executive Officer and Chief Financial Officer. These forward-looking statements are made as of the date they were first issued and were based on current plans, expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “vision,” “anticipate,” “maintain,” “should,” “believe,” “continue,” “plan,” “opportunity,” “estimate,” “predict,” “may,” “will,” “could,” and “would,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including our annual reports on Form 10-K, our quarterly reports on Form 10-Q and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs; the impact of our senior notes and any future indebtedness on our business, financial condition and results of operations; the demand for our platform in general; our ability to increase our number of new users and revenue generated from users; our ability to retain and expand our user base; the impact of the COVID-19 pandemic and other macro economic trends (including currency exchange rates, inflation and financial conditions affecting the banking industry) on our business and the easing of restrictions related to the COVID-19 pandemic; the impact of changing legal and regulatory requirements on our business; the fluctuation of our results of operations and our key business measures on a quarterly basis in future periods, including as a result of changes in our accounting estimates; our ability to successfully develop and deploy new technologies to address the needs of our users; our ability to maintain and enhance our brand and reputation; our ability to hire and retain talent; news or social media coverage about Roblox, including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information; any breach or access to user or third-party data; and our ability to maintain the security and availability of our platform. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our annual reports on Form 10-K and our quarterly reports on Form 10-Q.

The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. However, we undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter.

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ROBLOX

Non-GAAP Financial Measures This letter contains the non-GAAP financial measure bookings. We use this non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Substantially all of our bookings are generated from sales of virtual currency, which can be converted to virtual items on the Roblox Platform. Sales of virtual currency reflected as bookings include one-time purchases or monthly subscriptions purchased via payment processors or through prepaid cards. Bookings also include an insignificant amount from advertising and licensing arrangements.. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. A reconciliation table of the most comparable GAAP financial measure to each non-GAAP financial measure used in this letter is included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure. Liquidity Covenant Adjusted EBITDA is used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP and may not conform to the calculation of EBITDA or adjusted EBITDA by other companies. Covenant Adjusted EBITDA should not be considered as a substitute for net loss as determined in accordance with GAAP and by other companies. We believe that, when considered together with reported amounts, Covenant Adjusted EBITDA is useful for our investors and management for purposes of analyzing our compliance with certain covenants specified in the indenture governing our senior notes due 2030 and may influence our ability to issue additional debt and enter into certain other transactions in the future. Covenant Adjusted EBITDA should be considered in connection with our condensed consolidated financial statements and results presented in accordance with GAAP. Refer to the Liquidity and Capital Resources of our Form 10�Q for the quarter ended March 31, 2023 for more information. 7

GAAP to Non-GAAP Reconciliations and Calculation of Covenant Adjusted EBITDA

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented:

	Three Months Ended March 31,	
	2023	2022
Reconciliation of revenue to bookings:	(dollars in thousands)	
Revenue	$ 655,344	$ 537,134
Add (deduct):		
Change in deferred revenue	123,783	96,797
Other	(5,308)	(2,725)
Bookings	$ 773,819	$ 631,206

The following table presents the calculation of Covenant Adjusted EBITDA in accordance with the terms of the indenture governing our senior notes due 2030, for each of the periods presented:

	Three Months Ended March 31,	
	2023	2022
Calculation of Covenant Adjusted EBITDA:	(dollars in thousands)	
Consolidated net loss	$ (269,948)	$ (162,020)
Add (deduct):		
Interest income	(31,082)	(245)
Interest expense	10,012	9,999
Other (income)/expense, net	440	379
Provision for/(benefit from) income taxes	731	276
Depreciation and amortization	47,412	24,497
Stock-based compensation expense	184,904	112,295
Other non-cash charges[1]	6,988	-
Change in deferred revenue	123,783	96,797
Change in deferred cost of revenue	(20,137)	(14,049)
Covenant Adjusted EBITDA	$ 53,103	$ 67,929

[1]For Q1 2023, "Other non-cash charges" includes impairment expense related to certain operating lease right-of-use assets and related property and equipment.

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ROBLOX